Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PT, February 24, 2004 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PT, Tuesday, February 24, 2004 webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 800-915-4836.  International callers please dial 973-317-5319.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 800-428-6051 and from international locations at 973-709-2089; pass code 337175.

ADVANCED POWER TECHNOLOGY REPORTS

FOURTH QUARTER AND YEAR ENDED 2003 RESULTS

Bend, Oregon, February 24, 2004 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the fourth quarter and year ended December 31, 2003.

Highlights

•                  The book to bill ratio in 4Q03 closed strong at 1.23.

•                  Revenue and pro forma net loss for 4Q03 were in line with previous guidance.

•                  Twenty design wins recognized in 4Q03. Design wins in 4Q03 were in the industrial/medical and military/aerospace markets.

•                  Strong sales to the semiconductor capital equipment market in 4Q03 compensated for lower sales to the military and aerospace market which had been expected.

•                  Improved revenue and profit outlook for 1Q04.

Fourth Quarter Review

For the fourth quarter of 2003, revenues were $12.5 million, up 9.6 percent from $11.4 million for the fourth quarter of 2002, and down 1.3 percent from $12.7 million for the third quarter of 2003.  The net loss for the fourth quarter 2003 in accordance with generally accepted accounting principles (GAAP) was $1.9 million, or $(0.18) per share and included the impact of   previously announced restructuring actions of $405,000, and of a valuation allowance of $846,000 recorded to reduce to zero the carrying value of the Company’s net deferred tax assets.  This compares to the fourth quarter 2002 net loss of $641,000 or $(0.06) per share and to the third quarter 2003 net loss of $338,000 or $(0.03) per share.  On a GAAP basis, gross margin for the fourth quarter 2003 was 31.0 percent of revenue compared to 26.6 percent in the year-ago quarter and 32.0 percent in the prior quarter.

Excluding non-cash purchase accounting charges related to acquisitions, the non-cash charge related to deferred tax assets and certain previously announced restructuring charges, the pro forma net loss for the fourth quarter ended December 31, 2003 was $329,000 or $(0.03) per share, compared to a net loss of $277,000 or $(0.03) per share in the year-ago quarter and a pro forma net income of $249,000 or $0.02 per diluted share in the third quarter of 2003.  Excluding non-cash purchase accounting charges associated with acquisitions, gross margin for the fourth quarter 2003 was 33.2 percent of revenue compared to 30.6 percent in the year-ago quarter and 34.2 percent in the prior quarter.

Pro forma net income (loss) and pro forma gross margin, which differs from net income (loss) and gross margin in accordance with GAAP, excludes the non-cash valuation allowance for deferred tax assets, the non-cash charges related to acquisitions, and certain restructuring charges. A reconciliation of pro forma and GAAP net income (loss) is included with the attached financial statements.  The financial results that exclude certain charges are not in accordance with GAAP.  APT management uses these non-GAAP measures internally to evaluate the company’s performance and manage its operations, and believes that these measures provide useful information for understanding the operating results and comparing prior periods.

Full Year Review

For the full year 2003, revenues were $48.9 million, compared with $43.4 million for the full year 2002, a 12.6 percent increase.  Net loss for the full year 2003 in accordance with GAAP was $3.3 million or $(0.32) per share, compared to a net loss of $3.7 million or $(0.36) per share for the full year 2002.

Pro forma net loss for the full year ended December 31, 2003 was $671,000 or $(0.06) per share, compared to a net loss of $143,000 or $(0.01) per share in the prior year. Excluding non-cash purchase accounting charges associated with the two acquisitions, gross margin for the full year 2003 was 34.0 percent of revenue compared to 32.7 percent in the prior year.

Patrick Sireta, Chief Executive Officer commented, “The fourth quarter financial results were in line with our expectations and consistent with previous guidance.  We had another solid quarter of design wins with 20 design wins recognized in the fourth quarter of 2003. Our balance sheet remains strong with $16.6 million of cash and marketable securities and essentially no debt.”

“I am pleased with the increased customer order level we experienced in the fourth quarter of 2003, with total orders booked of approximately $15.3 million.  We have continued to see strong order demand from our customers across our switching and RF power products since the beginning of the first quarter of 2004, receiving orders of approximately $9.7 million dollars through the first seven and a half weeks of the quarter.  With six weeks left in the quarter and with the yet-to-book impact of a large contract we won for a radar application in an amount of approximately $4.0 million, we anticipate a very strong level of orders in the first quarter o 2004.”

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after February 24, 2004.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the first quarter ending March 31, 2004 are expected to be in the range of $13.2 million to $13.8 million, up from the prior guidance given on January 2, 2004.

At the anticipated revenue levels indicated above, gross margin for the first quarter 2004, exclusive of non-cash purchase accounting charges associated with acquisitions, is expected to be in the 34 percent to 36 percent range.

R&D expenses in the first quarter 2004 are expected to be approximately 7 percent of revenues and SG&A expenses to be 26 percent to 28 percent of revenues. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions and include approximately $300,000 of legal expenses associated with ongoing IXYS patent litigation. Interest income in the first quarter 2004 is expected to be approximately $50,000.

For the first quarter 2004 and on a before tax basis, the non-cash purchase accounting charges associated with acquisitions are expected to be $275,000 in cost of goods sold and $6,000 in SG&A expenses. Additional restructuring charges which could not be recognized in the fourth quarter of 2003 are expected to be approximately $120,000.  The tax effect of these charges is expected to be $0.

Overall, the pro forma net earnings per share for the first quarter of 2004 are expected to be approximately $0.00 to $0.02 per share, which assumes zero tax expense, because we have fully reserved for our net deferred tax assets.

About Advanced Power Technology

With Operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the cost and liability associated with patent infringement litigation; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, 2002 Annual Report on Form 10K filed on March 25, 2003 and other periodic filings made by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:            gregh@advancedpower.com

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2003	2002	2003	2002

Revenues, net	$12,538	$11,440	$48,892	$43,425

Cost of goods sold	8,370	7,939	32,262	29,214
Amortization of technology rights & other	276	462	1,118	1,974
Total cost of goods sold	8,646	8,401	33,380	31,188

Gross profit	3,892	3,039	15,512	12,237

Operating expenses:
Research and development	950	858	3,001	3,858
Selling, general and administrative	3,697	3,445	14,763	12,313
Restructuring charges	405	—	645	—
In-process research and development charges	—	—	—	2,108
Total operating expenses	5,052	4,303	18,409	18,279

Loss from operations	(1,160)	(1,264)	(2,897)	(6,042)

Other income (expense), net:
Interest, net	53	91	217	570
Other, net	89	(8)	(29)	14

Loss before income taxes	(1,018)	(1,181)	(2,709)	(5,458)

Provision (benefit) for income taxes	846	(540)	621	(1,771)

Net loss	$(1,864)	$(641)	$(3,330)	$(3,687)

Net loss per share:
Basic	$(0.18)	$(0.06)	$(0.32)	$(0.36)
Diluted	$(0.18)	$(0.06)	$(0.32)	$(0.36)
Weighted average number of shares used in the computation of net loss per share:
Basic	10,441	10,391	10,410	10,248
Diluted	10,441	10,391	10,410	10,248

ADVANCED POWER TECHNOLOGY, INC

SUPPLEMENTAL PRO FORMA DISCLOSURES *

RECONCILIATION OF GAAP TO PRO FORMA NET LOSS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2003	2002	2003	2002

Reported GAAP net loss	$(1,864)	$(641)	$(3,330)	$(3,687)

Purchase accounting adjustments related to acquisitions:

Cost of sales:
Intangible asset amortization	269	270	1,077	879
Inventory fair value adjustment	—	168	—	954
Deferred compensation amortization	7	24	41	141

Research and development expense:
Deferred compensation amortization	—	12	—	60

Selling, general and administrative:
Deferred compensation amortization	8	58	50	188

In-process research and development charges	—	—	—	2,108

Restructuring charges	405	—	645	—

Tax effect of pro forma adjustments	—	(168)	—	(786)

Valuation allowance on deferred tax assets	846	—	846	—

Pro forma net income (loss)	$(329)	$(277)	$(671)	$(143)

Pro forma net income (loss) per share:
Basic	$(0.03)	$(0.03)	$(0.06)	$(0.01)
Diluted	$(0.03)	$(0.03)	$(0.06)	$(0.01)
Weighted average number of shares used in the computation of pro forma net income (loss) per share:
Basic	10,441	10,391	10,410	10,248
Diluted	10,441	10,391	10,410	10,248

* Supplemental pro-forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items.  In accordance with new SEC regulation G, the Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to our recent acquisitions and restructuring activities.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Dec 31, 2003	Dec. 31, 2002

Assets
Current assets:
Cash and cash equivalents	$11,564	$6,708
Short term investments in available-for-sale securities	4,000	10,452
Accounts receivable, net	7,564	6,899
Inventories, net	12,382	11,949
Prepaid and other current assets	2,436	2,521
Total current assets	37,946	38,529

Property and equipment, net	11,002	10,617
Long term investments in available-for-sale securities	1,000	2,000
Other assets	174	109
Intangible assets, net	8,811	9,887
Goodwill	15,570	15,806
Total assets	$74,503	$76,948

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,471	$2,873
Accrued expenses	2,695	2,475
Total current liabilities	6,166	5,348

Other long term liabilities	127	428
Total liabilities	6,293	5,776

Stockholders’ equity:
Common stock	106	105
Additional paid in capital	88,625	88,490
Treasury stock	(1,761)	(1,700)
Deferred stock compensation	(21)	(171)
Accumulated other comprehensive income	309	166
Accumulated deficit	(19,048)	(15,718)
Total stockholders’ equity	68,210	71,172
Total liabilities and stockholders’ equity	$74,503	$76,948